Exhibit 10.7

[ESRI Logo]

ENVIRONMENTAL SYSTEMS RESEARCH INSTITUTE, INC., 380 NEW YORK ST., REDLANDS, CA 92378-81—USA – TEL. 909-793-2853 – FAX 909-793-5953

ESRI DEVELOPER PROGRAM AGREEMENT

Contract No.

This Developer Program Agreement is between Environmental Systems Research Institute, Inc. (ESRI), and First Responder Sys & Tech, LLC (“Company”), and shall be governed by the terms of the ESRI Business Partner General Terms and Conditions Agreement between Company and ESRI, Contract No.                     , and the terms set forth below.

1. DEFINITIONS

“Commercial off-the-Shelf (COTS)” application shall mean the development and production of an application (product) based upon ESRI technologies that is packaged and remarketed to commercial end users. Developing/Building customized applications on a project-by-project basis are not COTS applications.

“Development Licenses” shall mean ESRI software licenses provided to the Developer under this Agreement for the purpose of assisting the developer in fulfilling the obligations (developing commercial off-the-shelf technologies) under the Agreement and may not be used for other purposes.

“End User” shall mean a third party customer of Company who receives and agrees to use the Company’s COTS application(s).

“ESRI Software” shall mean the ESRI® PROPRIETARY software; documentation; hardware keys, if applicable; information cards; and related materials as described in the Business Partner Acceptance Letter.

“Technical Support” shall mean ESRI Software support for Company’s development and marketing activities provided by ESRI’s Technical Support or Developer Support Group; applicable fee applies.

2. GRANT OF RIGHTS

2.1 Permitted Use

ESRI hereby grants Company, and Company hereby accepts from ESRI, a personal, nonexclusive, nontransferable right to use ESRI Development and Marketing Software Licenses obtained under this Agreement as follows:

A.	To develop (or prototype) a COTS application(s) as an extension to ESRI Software, create solutions for specific industries, and/or develop specialized interfaces between existing ESRI technologies.

B.	To demonstrate the COTS application(s) to potential End Users solely in conjunction with the COTS application(s).

C.	To provide training and Technical Support to Company’s employees and to potential End Users solely in conjunction with the COTS application(s).

ESRI is a trademark of Environmental Systems Research Institute, Inc., registered in the United States and certain other countries; registration is pending in the European Community.

D.	To copy the ESRI Software for archival or backup purposes; no other copies shall be made without ESRI’s prior written consent.

E.	Company may transfer the ESRI Software to another CPU owned and operated by Company only upon written notice to ESRI. Transfers are subject to applicable ESRI transfer or media kit fees in effect at the time of the transfer.

2.2 Uses Not Permitted

A.	Company shall not sell, rent, lease, sublicense, lend, assign, time-share, or transfer, in whole or in part, or provide unlicensed third parties access to prior or present versions of the ESRI Software, data, and related materials, any updates, or Company’s rights under this Agreement.

B.	Company shall not reverse engineer, decompile, or disassemble the ESRI Software, or make any attempt to unlock or by pass applicable ESRI Software keycode or hardware keys.

C.	Company shall not remove or obscure any ESRI or its licensor(s) copy aright, trademark, and/or proprietary rights notices.

D.	Company shall not use ESRI Software licensed hereunder for its internal processing.

E.	Company doe not acquire any rights to the ESRI Software other than those specified herein.

2.3 Preproduction ESRI Software

As an accommodation to the Company, ESRI may supply company with Preproduction ESRI Software (which may be labeled “Alpha,” “Beta,” “Developer,” or “Prerelease”). These products are not necessarily suitable for development or marketing, as the ESRI Software is subject to change prior to final release. Preproduction ESRI Software and its accompanying documentation are the confidential information of ESRI, and shall not be disclosed to third parties nor shall products be delivered to End Users using preproduction ESRI Software.

2.4 Warranties and Disclaimer

A.	ESRI warrants for a period of one (1) year from the installation date, that the unmodified ESRI Software, for which Company has supported Development and Marketing Licenses, will substantially perform the functions described in the Documentation provided by ESRI when operated on the designated systems. Preproduction ESRI Software, sample application tools, and data are not warranted by ESRI.

B.	ESRI warrants the tapes, diskettes, CDs, or other media to be free of defects in materials and workmanship under normal use for ninety (90) days from delivery date.

C.	ESRI does not warrant that the ESRI Software will operate in the combinations that may be selected for use by Company, that the operation of the ESRI Software will be uninterrupted or error free, or that ESRI Software errors will be corrected. Preproduction releases of ESRI Software are distributed “As Is.”

3. TERM AND RENEWAL

3.1 Term

This Agreement shall be effective on the effective date and shall e valid for the term of one (1) year, unless otherwise terminated.

3.2

Company is expected to pursue its development consistent with the Business Plan approved by ESRI. Completion of the Company’s application development is expected to occur within the time frame(s) expressed in the approved Business Plan. ESRI may, at its option, terminate this Agreement for its convenience if either the time frame(s) for completion are not met or the development is outside the agreed upon development plan. ESRI shall track the progress of the Company’s development and will require periodic progress reports.

3.3 Renewal

Upon ESRI’s annual review of Company, ESRI may, at its option, extend this Developer Agreement beyond the initial term for an additional one (1) year term, subject to renewal of the ESRI Business Partner General Terms and Conditions Agreement, and upon payment of applicable fees.

4. TERMINATION

4.1

Sections 2.1 and 2.2 of the ESRI Business Partner General Terms and Conditions Agreement are hereby incorporated by reference.

4.2 Obligations of Company upon Termination or Expiration

In the event this Developer Agreement is terminated, Company shall, within thirty (30) days, return the following to ESRI:

A.	All copies of ESRI Software in whole, or in part, in the Company’s possession

B.	ESRI promotional materials, advertising, and merchandising material; and

C.	All other tangible or intangible property or rights furnished by ESRI.

At Company’s option, Company may destroy said items described in Section 4.2 and deliver certification of such destruction to ESRI, which shall be in a form acceptable to ESRI at its sole discretion.

Thereafter, Company shall cease any and all marketing activity efforts related to ESRI Software including, without limitation, cessation of usage of ESRI trademarks and logos.

4.3 Survival of Terms

The provisions of this Article 4 shall survive the termination of this Developer Agreement.

5. PAYMENT OF FEES

The amount due to ESRI for initial and annual Business partner Program Fees and applicable ESRI Software shall comply with Section 6 of the ESRI Business Partner General Terms and Conditions Agreement.

6. ESRI PRICE CONFIDENTIALITY

Company agrees it shall not cause, permit, or disclose prices for ESRI Software or services in advertisements whose circulation is domestic or international in scope, or on the Internet (World Wide Web).

The effective date of this Developer Agreement shall be                         .

ACCEPTED AND AGREED:

First Responder Systems & Tech LLC (Company)		ENVIRONMENTAL SYSTEMS RESEARCH INSTITUTE, INC. (ESRI)

Signature:	/s/ Jeffrey A. Bean	Signature:

Printed Name:	Jeffrey A. Bean	Printed Name:

Title:	President & CEO	Title:

Date:	March 23, 2004	Date:

[ESRI Logo]

May 17, 2004

Jeffrey Bean

First Responder Systems & Technology

Louisiana State University

Louisiana Business & Technology Cen

Baton Rouge, LA 70803

Dear Mr. Bean:

Environmental Systems Research Institute, Inc. (ESRI) has completed the review process and Business Partner Application for First Responder Systems & Technology, and has approved the following relationship(s):

•	Developer Program (MapObjects, NetEngine)

At this time, initial program fees are due (see attached). After receipt of fees and contact execution, you will be sent a formal acceptance package. The package will include copies of your fully executed contracts along with initial marketing materials and ordering information. Via email, you will receive the link to the Partners Only Pages, which includes the Trademark and Log Guidelines.

Please feel free to contact your Regional Office Representative or me with any questions concerning your Business Partner relationship.

Sincerely,

/s/ Gabrielle Symmes

Gabrielle Symmes

New Partner Representative

ESRI Business Partner Program

Cc:	Amy Garner, ESRI San Antonio